Exhibit 99.1

Contacts:
William B. Boni ArQule, Inc. (781)-994-0300	Tara Camp Daiichi Sankyo, Inc. (US) (973) 944-2393 Lydia Worms Daiichi Sankyo Europe GmbH +49 89-7808-751 Michaela Paudler-Debus, PhD Daiichi Sankyo Co., Ltd. (Japan) +81-3-6225-1338

FOR IMMEDIATE RELEASE:

DAIICHI SANKYO AND ARQULE ENROLL FIRST HEPATOCELLULAR
CARCINOMA PATIENT INTO GLOBAL PHASE 3 TRIAL FOR TIVANTINIB

Tokyo, Japan and Woburn, MA – January 31, 2013 – Daiichi Sankyo Company, Limited (TSE 4568) and ArQule, Inc. (Nasdaq: ARQL) today announced that the first patient has been enrolled in the pivotal Phase 3 METIV-HCC (MET-high patients with tivantinib in HCC) trial of tivantinib (ARQ 197).  Tivantinib, an investigational selective inhibitor of MET, a receptor tyrosine kinase, is being evaluated for the treatment of patients diagnosed with hepatocellular carcinoma (HCC) who have received one or two prior systemic anti-cancer therapies.

The METIV-HCC trial is a randomized, double-blinded, controlled study of previously treated patients with MET-high inoperable HCC who will receive tivantinib or placebo.  The primary endpoint is overall survival (OS), and the secondary endpoint is progression-free survival (PFS).  Approximately 300 patients are planned to be enrolled at approximately 120 clinical centers worldwide.  Additional details of the trial are available on www.clinicaltrials.gov.

“We are very pleased to begin this Phase 3 trial to advance our understanding of the potential role of tivantinib in the treatment of HCC,” said Glenn Gormley, MD, PhD, Global Head of Research and Development and Senior Executive Officer, Daiichi Sankyo. “It is our hope that this late-stage study will confirm the positive results we saw in Phase 2 in time to progression (TTP) and overall survival (OS) observed in patients whose tumors were MET-high.”

“Hepatocellular carcinoma is a devastating disease, and patients with advanced HCC are in need of new therapies that can help extend their lives,” said Paolo Pucci, chief executive officer of ArQule.  “The METIV-HCC trial follows positive Phase 2 results that demonstrated improvements in overall survival and time to progression observed among MET-high patients.”

In October 2012, agreement was reached with the U.S. Food and Drug Administration (FDA) on a Special Protocol Assessment (SPA) for this pivotal Phase 3 trial.  The SPA process is a procedure by which the FDA provides official evaluation and written guidance on the design and size of proposed protocols that are intended to form the basis for a New Drug Application.  Final marketing approval depends on the results of the trial.

About Hepatocellular Carcinoma (HCC)

Globally, liver cancer is the sixth most common cancer (749,000 new cases), accounting for 7 percent of all cancers, and is the third leading cause of cancer related death (692,000 cases).1 HCC represents more than 90 percent of primary liver cancers.2  Chronic hepatitis B and C are recognized as the major factors worldwide increasing the risk of HCC, with risk being even greater in the presence of co-infection with these viruses.3 Cirrhosis is also a risk factor for development of HCC.

About Tivantinib and the MET pathway

Tivantinib is an orally administered, selective inhibitor of MET, a receptor tyrosine kinase. Tivantinib is currently in Phase 3 development and has not been approved in any market.  In healthy adult cells, MET is present in normal levels to support natural cellular function, but in cancer cells MET is inappropriately and continuously activated for unknown reasons. When abnormally activated, MET plays multiple roles in aspects of human cancer, including cancer cell growth, survival, angiogenesis, invasion and metastasis.

About ArQule and Daiichi Sankyo Co., Ltd.

In December 2008, ArQule and Daiichi Sankyo signed a license, co-development and co-commercialization agreement for tivantinib (ARQ 197) in the U.S., Europe, South America and the rest of the world, excluding Japan, China (including Hong Kong), South Korea and Taiwan.

About Daiichi Sankyo

The Daiichi Sankyo Group is dedicated to the creation and supply of innovative pharmaceutical products to address the diversified, unmet medical needs of patients in both mature and emerging markets.  While maintaining its portfolio of marketed pharmaceuticals for hypertension, hyperlipidemia, and bacterial infections, the Group is engaged in the development of treatments for thrombotic disorders and focused on the discovery of novel oncology and cardiovascular-metabolic therapies. Furthermore, the Daiichi Sankyo Group has created a "Hybrid Business Model," which will respond to market and customer diversity and optimize growth opportunities across the value chain. For more information, please visit www.daiichisankyo.com.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase.  The Company’s pipeline consists of ARQ 621, designed to inhibit the Eg5 kinesin motor protein, ARQ 736, designed to inhibit the RAF kinases, and ARQ 087, designed to inhibit fibroblast growth factor receptor (FGFR). ArQule’s current discovery efforts, based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains statements regarding clinical trials with tivantinib (ARQ 197) by ArQule and its business partner, Daiichi Sankyo, including the Phase 3 METIV-HCC trial in second-line hepatocellular carcinoma (HCC) conducted under a Special Protocol Assessment (SPA).  These statements are based on the current beliefs and expectations of both companies, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib may not demonstrate a promising therapeutic effect; in addition, it may not demonstrate an appropriate safety profile in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead ArQule or its partners to discontinue development.  Even if later stage clinical trials are successful, unexpected concerns may arise from analysis of data or from additional data.  Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities. Regulatory authorities may disagree with ArQule’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for tivantinib are subject to the ability of ArQule, Daiichi Sankyo, and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome technical hurdles and other issues related to the conduct of the trials for which each of them is responsible.  There is a risk that these issues may not be successfully resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. Moreover, with respect to partnered programs, even if certain compounds show initial promise, Daiichi Sankyo or Kyowa Hakko Kirin may decide not to license or continue to develop them, as the case may be.  In addition, Daiichi Sankyo and Kyowa Hakko Kirin have certain rights to unilaterally terminate their agreements with ArQule. If either company were to do so, ArQule might not be able to complete development and commercialization of the applicable licensed products on its own. For more detailed information on the risks and uncertainties associated with ArQule’s drug development and other activities, see ArQule’s periodic reports filed with the Securities and Exchange Commission. Neither ArQule nor Daiichi Sankyo undertakes any obligation to publicly update any forward-looking statements.

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 1 EASL–EORTC Clinical Practice Guidelines: Management of hepatocellular carcinoma. Journal of Hepatology. 2012;56: 908-943
 2 EASL–EORTC Clinical Practice Guidelines: Management of hepatocellular carcinoma. Journal of Hepatology. 2012;56: 908-943
 3 Chiaramonte M, Stroffolini T, Vian A, et al.: Rate of incidence of hepatocellular carcinoma in patients with compensated viral cirrhosis. Cancer 85 (10): 2132-37, 1999.

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